Putnam Equity Income Fund
5/31/14 Semi Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1   Class A	  40,712
        Class B	  928
        Class C   1,981
	Class M   425

72DD2   Class R   1,116
        Class R5  24
        Class R6  2,696
        Class Y   15,961



73A1    Class A	  0.257
        Class B	  0.180
        Class C   0.184
	Class M   0.207

73A2    Class R   0.233
        Class R5  0.301
        Class R6  0.303
        Class Y   0.283

74U1    Class A	  165,236
        Class B	  5,233
        Class C   12,286
        Class M	  2,191

74U2    Class R   5,159
        Class R5  991
        Class R6  12,409
        Class Y   60,195

74V1    Class A	  21.55
        Class B	  21.31
        Class C   21.33
	Class M   21.31

74V2    Class R   21.40
        Class R5  21.56
        Class R6  21.56
        Class Y   21.55


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.